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                       June 21, 2024

       David T. Lougee
       Chief Executive Officer
       TEGNA INC
       8350 Broad Street
       Suite 2000
       Tysons, Virginia 22102-5151

                                                        Re: TEGNA INC
                                                            Form 10-K for the
fiscal year ended December 31, 2023
                                                            Filed February 29,
2024
                                                            File No. 001-06961

       Dear David T. Lougee:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Technology